CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 158 to Registration Statement No. 333-174332 in Form N-1A of our report dated December 22, 2017, relating to the financial statements and financial highlights of First Trust Senior Loan Fund, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund IV as of and for the year ended October 31, 2017, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Information for investors in the United Kingdom", "Miscellaneous Information" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
December 21, 2018